Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

IMPERIAL CAPITAL BANCORP, INC. REPORTS
EARNINGS FOR THE QUARTER ENDED
JUNE 30, 2007

La Jolla, California (August 6, 2007) --- Imperial Capital Bancorp, Inc. (formerly ITLA Capital Corporation) (NYSE-IMP) today reported net income for the quarter ended June 30, 2007, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $6.0 million or $1.08 per diluted share compared to $6.7 million or $1.18 per diluted share for the same period last year. President and Chief Executive Officer George W. Haligowski stated: "Our quarterly results reflect the margin compression that we're experiencing as market and competitive pricing pressures have resulted in lower yields for our lending products. Although we expect these market conditions to continue in the near term, we remain committed to our strong credit disciplines. Despite these market conditions, I'm encouraged by our loan production for the quarter and the year, which has remained at historically high levels and has increased by over 40% and 50%, respectively as compared to the same periods last year."

Net interest income before provision for loan losses decreased 9.0% to $21.8 million for the quarter ended June 30, 2007, compared to $24.0 million for the same period last year. This decrease was primarily due to the decline in our net interest rate spread, as higher yielding loans have continued to pay-off and are being replaced by our current loan production, which are originated at lower spreads over our cost of funds due to competitive pricing pressures. Net interest income was further negatively impacted by the increase in our cost of funds as deposits and other interest bearing liabilities repriced to higher current market interest rates, as well as the addition of new borrowings at higher current market interest rates, partially offset by the growth in the average balance of our loan portfolio.

The provision for loan losses was $500,000 and $1.5 million, respectively, for the quarters ended June 30, 2007 and 2006. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of June 30, 2007 and 2006, respectively. Non-performing loans as of June 30, 2007 were $24.9 million, compared to $26.3 million at December 31, 2006. As a percentage of our total loan portfolio, the amount of non-performing loans was 0.80% and 0.88% at June 30, 2007 and December 31, 2006, respectively.

General and administrative expenses were $11.9 million for the quarter ended June 30, 2007, compared to $11.8 million for the same period last year. The Company's efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 52.5% for the quarter ended June 30, 2007, as compared to 48.1% for the same period last year.

Loan originations were $337.7 million for the quarter ended June 30, 2007, compared to $238.7 million for the same period last year. During the current quarter, the Bank originated $191.6 million of commercial real estate loans, $117.1 million of small balance multi-family real estate loans, and

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended June 30, 2007

$29.0 million of entertainment finance loans. Loan originations for the same period last year consisted of $168.0 million of commercial real estate loans, $50.4 million of small balance multi-family real estate loans, and $20.3 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $29.7 million and $122.9 million of commercial and multi-family real estate loans during the quarters ended June 30, 2007 and 2006, respectively. The reduction in wholesale loan purchases reflects the Company's efforts to maintain pricing and credit guidelines and purchase only loans meeting its investment objectives. Haligowski commented that: "Internal loan originations during the quarter remained at a record setting annual pace. The national expansion offices have also continued to improve their contributions during the quarter and have increased their production levels by over 90% from the same period last year."

Net income for the six months ended June 30, 2007 decreased to $12.8 million or $2.26 per diluted share, compared to $13.1 million or $2.28 per diluted share for the same period last year. Net interest income before provision for loan losses decreased 2.3% to $45.8 million for the quarter ended June 30, 2007, compared to $46.9 million for the same period last year. This decrease was primarily due to the decline in our net interest rate spread, as higher yielding loans have continued to pay-off and are being replaced by our current loan production, which are originated at lower spreads over our cost of funds due to competitive pricing pressures. Net interest income was further negatively impacted by the increase in our cost of funds as deposits and other interest bearing liabilities repriced to higher current market interest rates, as well as the addition of new borrowings at higher current market interest rates, partially offset by the growth in the average balance of our loan portfolio.

The provision for loan losses was $1.3 million and $2.3 million, respectively, for the six months ended June 30, 2007 and 2006. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of June 30, 2007 and 2006, respectively.

General and administrative expenses were $24.3 million for the six months ended June 30, 2007, compared to $23.9 million for the same period last year. The Company's efficiency ratio was 51.4% for the six months ended June 30, 2007, as compared to 49.5% for the same period last year.

Loan originations were $677.1 million for the six months ended June 30, 2007, compared to $436.0 million for the same period last year. During the current six month period, the Bank originated $428.9 million of commercial real estate loans, $191.0 million of small balance multi-family real estate loans, and $57.2 million of entertainment finance loans. Loan originations for the same period last year consisted of $288.6 million of commercial real estate loans, $116.4 million of small balance multi-family real estate loans, and $31.0 million of entertainment finance loans. In addition, the Bank's wholesale loan operations acquired $47.3 million and $226.4 million of commercial and multi-family real estate loans during the six months ended June 30, 2007 and 2006, respectively.

Total assets increased $125.2 million to $3.5 billion at June 30, 2007, compared to $3.4 billion at December 31, 2006. The increase in total assets was primarily due to a $105.4 million increase in our loan portfolio and a $15.4 million increase in investment securities available-for-sale, partially offset by an $18.0 million decline in investment securities held-to-maturity.

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended June 30, 2007

Non-performing assets were $42.6 million and $33.0 million, representing 1.20% and 0.97% of total assets as of June 30, 2007 and December 31, 2006, respectively. The increase in non-performing assets during the six months ended June 30, 2007 consisted of the addition of $36.1 million of non-performing loans, partially offset by paydowns received of $21.7 million and charge-offs of $4.8 million. In addition, during the six months ended June 30, 2007, the Bank foreclosed on five properties representing $11.1 million. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 173.0% at June 30, 2007 as compared to 175.4% at December 31, 2006.

The allowance for loan losses as a percentage of our total loans was 1.4% at June 30, 2007 compared to 1.5% at December 31, 2006. During the quarters ended June 30, 2007 and 2006, we had net charge-offs of $4.7 million and $297,000, respectively. The decrease in the percentage of the allowance for loan losses to loans, net, primarily reflects the continuing decline in our overall risk profile due to a broader geographic diversification of our real estate loan portfolio, as well as a decline in the level of other loans of concern. As of June 30, 2007, over 51% of our real estate loans were secured by properties located outside of the state of California compared to 46% at December 31, 2006. In addition, the level of our other loans of concern has decreased by 23.3% to $51.4 million as of June 30, 2007 as compared to $67.0 million at December 31, 2006. Other loans of concern consist of performing loans which have known information that have caused management to be concerned about the borrowers ability to comply with present loan repayment terms.

At June 30, 2007, shareholders' equity totaled $227.4 million or 6.4% of total assets. During the current quarter, we repurchased 118,600 shares at an average price of $51.87 per share. For the six months ended June 30, 2007, we repurchased 134,575 shares at an average price of $52.31 per share. Since beginning share repurchases in April 1997, a total of 3.7 million shares have been repurchased under our stock repurchase program, returning approximately $108.2 million of capital to our shareholders at an average price of $29.51 per share. The Company's book value per share of common stock was $43.75 as of June 30, 2007, an increase of 4.0% and 10.1%, respectively, from $42.07 per share as of December 31, 2006 and from $39.75 per share as of June 30, 2006.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2007 of 8.5%, 9.7% and 11.0%, respectively, which represents $119.6 million, $111.9 million and $29.2 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2007 of 8.6%, 9.9% and 11.5%, respectively, which represents $125.7 million, $118.0 million and $44.0 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "While we have historically been a consistent lender through all market cycles and conditions, current market conditions are making it more difficult to get acceptable risk premiums at this time. We are committed to our credit disciplines even if it results in slower growth rates. I remain cautiously optimistic that the market will ultimately normalize."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

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Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended June 30, 2007

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

Imperial Capital Bancorp, Inc. (formerly ITLA Capital Corporation) is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has eight retail branch locations and 24 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic states, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

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IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2007	December 31,
	(unaudited)	2006
	(in thousands, except share amounts)

Assets

Cash and cash equivalents	$ 36,673	$ 30,448
Investment securities available-for-sale, at fair value	114,972	99,527
Investment securities held-to-maturity, at amortized cost	175,506	193,512
Stock in Federal Home Loan Bank	50,296	48,984
Loans, net (net of allowance for loan losses of $43,000 and
$46,049 as of June 30, 2007 and December 31, 2006, respectively)	3,081,771	2,973,368
Interest receivable	20,530	20,753
Other real estate and other assets owned, net	17,774	6,729
Premises and equipment, net	8,839	7,851
Deferred income taxes	11,835	11,513
Goodwill	3,118	3,118
Other assets	19,350	19,707

Total assets	$ 3,540,664	$ 3,415,510

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 2,158,427	$ 2,059,405
Federal Home Loan Bank advances and other borrowings	1,038,262	1,010,000
Accounts payable and other liabilities	30,016	38,168
Junior subordinated debentures	86,600	86,600

Total liabilities	3,313,305	3,194,173

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,137,256 and 9,065,672 issued as of June 30, 2007
and December 31, 2006, respectively	84,672	82,073
Retained earnings	254,839	243,823
Accumulated other comprehensive (loss) income, net	(434)	35
	339,077	325,931
Less treasury stock, at cost - 3,940,120 and 3,803,969 shares
as of June 30, 2007 and December 31 2006, respectively	(111,718)	(104,594)
Total shareholders' equity	227,359	221,337

Total liabilities and shareholders' equity	$ 3,540,664	$ 3,415,510

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IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$ 58,464	$ 51,082	$ 117,227	$ 98,219
Cash, cash equivalents and investment securities	4,519	4,678	9,088	8,969
Total interest income	62,983	55,760	126,315	107,188

Interest expense:
Deposit accounts	27,485	19,773	54,073	36,971
Federal Home Loan Bank advances and other borrowings	11,593	9,977	22,270	19,339
Junior subordinated debentures	2,088	2,026	4,166	3,984
Total interest expense	41,166	31,776	80,509	60,294

Net interest income before provision for loan losses	21,817	23,984	45,806	46,894
Provision for loan losses	500	1,500	1,250	2,250
Net interest income after provision for loan losses	21,317	22,484	44,556	44,644

Non-interest income:
Late and collection fees	236	261	539	484
Other	607	346	1,020	840
Total non-interest income	843	607	1,559	1,324

Non-interest expense:
Compensation and benefits	5,056	5,075	11,238	11,095
Occupancy and equipment	1,998	1,876	3,941	3,682
Other	4,849	4,882	9,145	9,093
Total general and administrative	11,903	11,833	24,324	23,870

Real estate and other assets owned expense, net	195	(177)	358	(71)

Total non-interest expense	12,098	11,656	24,682	23,799

Income before provision for income taxes	10,062	11,435	21,433	22,169
Provision for income taxes	4,024	4,689	8,658	9,091

NET INCOME	$ 6,038	$ 6,746	$ 12,775	$ 13,078

BASIC EARNINGS PER SHARE	$ 1.10	$ 1.22	$ 2.32	$ 2.34

DILUTED EARNINGS PER SHARE	$ 1.08	$ 1.18	$ 2.26	$ 2.28